Exhibit 99.1

CONTACTS:	Dennis M. Oates	Steven V. DiTommaso	June Filingeri
	Chairman,	Vice President and	President
	President and CEO	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7661	(203) 972-0186

Universal Stainless Names Christopher Zimmer President & Chief Executive Officer; Dennis Oates transitions to Executive Chairman

BRIDGEVILLE, PA, October 25, 2023 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today announced that it has taken the next step in its leadership succession plan with the naming of Christopher M. Zimmer as President and Chief Executive Officer. Mr. Zimmer has also been appointed to the Board of Directors. The transition is effective November 1st. Mr. Zimmer succeeds Dennis M. Oates in those roles. Mr. Oates takes on the newly-established role of Executive Chairman of Universal.

Mr. Zimmer is a 15-year veteran of Universal. He joined the Company in 2008 as Vice President of Sales and Marketing, became Executive Vice President and Chief Commercial Officer in 2014, and assumed the post of Chief Operating Officer in April 2023. As COO, he has been responsible for manufacturing, technology, and quality organizations as well as sales, marketing and supply chain management and development.

Mr. Zimmer commented: “I am deeply honored to take on this leadership role at Universal Stainless and for the Board’s confidence in me. It is an exciting time for our Company as our growth strategy is continuing to gain traction. I am especially grateful for the close working relationship I have had with Denny Oates over the years and for the support of our talented senior management team. Together we will accelerate the execution of our long-term strategy to profitably grow this business.”

As Executive Chairman, Mr. Oates will continue to play a key role within the Board of Directors. Additionally, with his deep commitment to Universal, his long track record of achievement and his high regard within the specialty steel industry, Mr. Oates will focus on a smooth transition and longer-term strategic issues.

Mr. Oates commented: “We have a strong organization, a committed Board and have enjoyed the long-term support of our shareholders and customers. I have the utmost confidence that Chris’s leadership working in concert with the senior management team sets the stage for Universal to have a very exciting future.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on its facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, copies of which are available from the SEC or may be obtained upon request from the Company.

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